Ligand Reports Fourth Quarter and Full Year 2023 Financial Results

Conference Call and Webcast at 8:30 a.m. Eastern Time Today

SAN DIEGO, February 27, 2024 – Ligand Pharmaceuticals Incorporated (Nasdaq: LGND) today reported financial results for the three and twelve months ended December 31, 2023, and provided an operating forecast and business updates. Ligand management will host a conference call and webcast today beginning at 8:30 a.m. Eastern time to discuss this announcement and answer questions.

“2023 was a transformative year for Ligand, both operationally and financially. We refocused the company to be a lean-infrastructure, high-margin business,” said Todd Davis, CEO of Ligand. “We enhanced our deal making capabilities with the strengthening of our senior team and opening of a Boston office. These initiatives will help us execute on a larger scale and continue to expand our portfolio through a focus on life science royalty opportunities. We are now well positioned and resourced to close on multiple new investments. We also saw important clinical and regulatory events across our existing partnered assets and expect this momentum will continue in 2024 and beyond.”

Fourth Quarter 2023 Financial Results
Total revenues for the fourth quarter of 2023 were $28.1 million. Revenues for the same period in 2022 excluding sales related to COVID-19 were to $26.8 million. Total revenues for the fourth quarter of 2022 including COVID-19 related sales were $50.4 million. Royalties for the fourth quarter of 2023 were $22.5 million, compared with $22.0 million for the same period in 2022. Core Captisol® sales (excluding sales of Captisol related to COVID-19) were $3.9 million for the fourth quarter of 2023, compared with $3.3 million for the same period in 2022. There were no Captisol sales related to treatments for COVID-19 for the fourth quarter of 2023, compared with $23.5 million for the same period in 2022. Contract revenue was $1.7 million for the fourth quarter of 2023, compared with $1.5 million for the same period in 2022, with the difference due to the timing of partner milestone events.

Costs of Captisol sales were $1.6 million for the fourth quarter of 2023, compared with $21.6 million for the same period in 2022, with the decrease due to lower total Captisol sales during the fourth quarter of 2023 and $9.8 million in accelerated depreciation on Captisol manufacturing equipment during the fourth quarter of 2022. Amortization of intangibles was $8.3 million for the fourth quarter of 2023, compared with $8.5 million for the same period in 2022. Research and development expenses were $5.5 million for the fourth quarter of 2023, compared with $9.2 million for the same period in 2022, with the decrease attributed to lower stock-based compensation, employee related expenses and lab supply expenses. General and administrative expenses were $16.0 million for the fourth quarter of 2023, compared with $31.1 million for the same period in 2022, with the decrease primarily attributed to lower stock-based compensation and employee related expenses for the fourth quarter of 2023 and a one-time stock compensation expense associated with the retirement of our former CEO in the fourth quarter of 2022.

Net income from continuing operations for the fourth quarter of 2023 was $18.2 million, or $1.03 per diluted share, compared to a net loss of $14.5 million, or $0.86 per share, for the same period in 2022. Net income from continuing operations for the fourth quarter of 2023 included a $16.0 million gain in short term investment primarily driven by an increase in the value of our holdings in Viking Therapeutics (Nasdaq: VKTX) stock. The net loss for the fourth quarter of 2022 was impacted by the aforementioned Captisol equipment accelerated depreciation, a one-time stock compensation expense and a $24.8 million deferred tax asset valuation allowance during the fourth quarter of 2022, which was partially offset by a non-cash gain of $44.2 million from the value of Ligand's short-

term investments. Adjusted net income from continuing operations for the fourth quarter of 2023 was $24.4 million, or $1.38 per diluted share, compared to $23.5 million, or $1.36 per diluted share, for the same period in 2022. Excluding the impact of gains from sales of Viking Therapeutics stock and gross profit from Captisol sales related to COVID-19, core adjusted net income for the fourth quarter of 2023 was $18.6 million, or $1.05 per diluted share, compared with $13.0 million, or $0.75 per diluted share, for the same period in 2022. The table below shows a reconciliation of net income (loss) from continuing operations to adjusted net income from continuing operations.

As of December 31, 2023, Ligand had cash, cash equivalents and short-term investments of $170.3 million.

Full Year 2023 Financial Results
Total revenues for 2023 were $131.3 million. Revenues for 2022, excluding Captisol sales related to COVID-19, were $108.2 million. Total revenues for 2022 including COVID-19 related sales were $196.2 million. Royalties for 2023 were $83.9 million, compared with $72.5 million for 2022, with the increase primarily attributable to the increase in sales of Kyprolis®, Rylaze®, Vaxneuvance™ and Pneumosil®. Core Captisol sales were $28.4 million for 2023, compared with $16.4 million for 2022. The difference in sales was due to the timing of customer orders. There were no Captisol sales related to COVID-19 in 2023, compared with $88.1 million in 2022. Contract revenue for 2023 was $19.0 million, compared to $19.2 million for 2022.

Cost of Captisol sales were $10.5 million for 2023, compared to $52.8 million for 2022, with the decrease due to lower total sales of Captisol during 2023 and $9.8 million in accelerated depreciation on Captisol manufacturing equipment during 2022. Amortization of intangibles was $33.7 million for 2023, compared with $34.2 million for 2022. Research and development expenses were $24.5 million for 2023, compared with $36.1 million for 2022, with the decrease primarily attributed to lower share-based compensation and employee-related expenses, partially offset by an increase in R&D expenses due to the Novan acquisition. General and administrative expenses were $52.8 million for 2023, compared with $70.1 million for 2022, with the decrease primarily attributable to decreases in share-based compensation expenses including a one-time charge associated with the retirement of our former CEO in the fourth quarter of 2022, and employee-related expenses.

In September 2023, Ligand spun out its Pelican subsidiary through a merger with Primordial Genetics, to form a privately held company, Primrose Bio, which resulted in a gain on the sale of Pelican in the amount of $2.1 million for 2023.

Net income from continuing operations for 2023 was $53.8 million, or $3.03 per diluted share, compared to a net loss from continuing operations of $5.2 million, or $0.31 per share for 2022. The increase in net income from the prior year is due primarily to the aforementioned Captisol equipment accelerated depreciation in 2022, a one-time stock compensation expense and a $24.8 million deferred tax asset valuation allowance during 2022; partially offset by an increase in gain from short-term investments which increased to $46.4 million in 2023 from $28.5 million in 2022. Adjusted net income from continuing operations for 2023 was $107.4 million or $6.09 per diluted share, compared with $82.2 million, or $4.79 per diluted share for 2022. Excluding the impact of gains from sales of Viking Therapeutics stock and gross profit from Captisol sales related to COVID-19, core adjusted net income for 2023 was $71.7 million, or $4.06 per diluted share, compared with $41.9 million, or $2.44 per diluted share, for 2022. The table below shows a reconciliation of net income (loss) from continuing operations to adjusted net income from continuing operations.

2024 Financial Guidance
Ligand is reaffirming 2024 financial guidance introduced at its Investor and Analyst Day held on December 12, 2023. The Company expects 2024 royalties ranging from $90 million to $95 million, sales of Captisol ranging from $25 million to $27 million and contract revenue ranging from $15 million to $20 million. These revenue components result in total revenue forecast of $130 million to $142 million. Ligand notes that with total revenue of $130 million to $142 million, adjusted earnings per diluted share are expected to range from approximately $4.25 to $4.75.

Fourth Quarter 2023 and Recent Business Highlights

On January 5, 2024, the U.S. Food and Drug Administration (FDA) approved ZELSUVMI™ (berdazimer topical gel, 10.3%) as a first-in-class medication for the treatment of molluscum contagiosum in adults and pediatric patients one year of age or older. Ligand acquired ZELSUVMI through its acquisition of assets from Novan, along with other assets. ZELSUVMI is the first and only topical prescription medication that can be applied by patients, parents, or caregivers at home to treat this highly contagious viral skin infection.

Merck (NYSE: MRK) announced the FDA accepted for priority review a new BLA for V116, its investigational 21-valent pneumococcal conjugate vaccine specifically designed to help prevent invasive pneumococcal disease and pneumonia in adults. The FDA grants priority review to medicines and vaccines that, if approved, would provide a significant improvement in the safety or effectiveness of the treatment or prevention of a serious condition. The FDA has set a Prescription Drug User Fee Act (PDUFA) target action date of June 17, 2024. If approved, Ligand is entitled to a low single digit royalty on worldwide net sales.

Sermonix Pharmaceuticals (private) announced it entered into a strategic collaboration and exclusive license agreement with Henlius for the rights to develop, manufacture and commercialize Sermonix's lead investigational drug, lasofoxifene, in China. Under the terms of the agreement, Henlius will receive exclusive rights and sublicenses to lasofoxifene for at least two estrogen receptor-positive (ER+)/HER2- breast cancer indications in the territory, with Sermonix retaining all other global rights. Sermonix plans to work with Henlius to accelerate the clinical development of the Phase 3 ELAINE-3 multi-regional clinical trial in China, making lasofoxifene available to Chinese patients as soon as possible.

Travere Therapeutics (Nasdaq: TVTX) announced a successful pre-NDA meeting for FILSPARI® in IgA Nephropathy (IgAN). After meeting with the FDA, Travere plans to submit a supplemental New Drug Application (sNDA) in the first quarter of 2024 for conversion of the existing U.S. Accelerated Approval of FILSPARI to full approval. Travere also completed regulatory engagement on focal segmental glomerulosclerosis (FSGS) in which the FDA communicated that the Phase 3 DUPLEX study results alone are not sufficient to support an sNDA submission for an FSGS indication for FILSPARI. As a result, Travere plans to conduct additional analyses of FSGS data with plans to re-engage the FDA in 2024 and is implementing a strategic reorganization to focus near-term resources on the ongoing FILSPARI launch in IgAN.

Travere also announced fourth quarter 2023 results reporting that it received 459 new patient start forms for FILSPARI in the fourth quarter of 2023 and net product sales of $14.9 million for the fourth quarter.

Eisai Co., Ltd. has obtained marketing authorization approval from the Japanese Ministry of Health, Labour and Welfare for the Captisol-enabled™ injection formulation of its antiepileptic drug (AED) Fycompa® (perampanel) in Japan as an alternative therapy when oral administration is temporarily not possible. Fycompa is a first-in-class AED discovered and developed by Eisai.

Aldeyra Therapeutics (Nasdaq: ALDX) announced receipt of a Complete Response Letter (CRL) from the FDA for the NDA of reproxalap, an investigational drug candidate, for the treatment of dry eye disease. The potential NDA resubmission is anticipated in the first half of 2024, pending FDA special protocol assessment (SPA) feedback and positive results from the proposed trial. Aldeyra intends to include in the potential NDA resubmission a draft label describing chronic and acute symptomatic benefit, in addition to acute reduction in ocular redness of reproxalap. The review period for the potential NDA resubmission is expected to be six months.

Palvella Therapeutics (private) announced that the FDA has granted Breakthrough Therapy Designation to QTORIN rapamycin™ for the treatment of microcystic lymphatic malformations (Microcystic LMs). Microcystic LMs is a chronically debilitating and lifelong genetic disease affecting an estimated more than 30,000 patients in the U.S. There are currently no FDA-approved treatments for Microcystic LMs.

In November, Viking Therapeutics, Inc. (Nasdaq: VKTX) announced the presentation of new results from the ongoing Phase 2b clinical trial of VK2809, a novel liver-selective thyroid hormone receptor beta agonist, in patients with biopsy-confirmed non-alcoholic steatohepatitis (NASH). The latest findings from the VOYAGE study were featured in a late breaking poster presentation at the Liver Meeting® 2023, the annual meeting of the American Association for the Study of Liver Diseases (AASLD). The newly reported findings demonstrated robust and comparable liver fat reductions among patients with or without Type 2 diabetes, as well as patients with either F2 or F3 fibrosis.

Verona Pharma (Nasdaq: VRNA) announced they have entered into a debt financing facility providing the company with access to up to $400 million from funds managed by Oxford Finance LLC and Hercules Capital, Inc. The debt facility provides non-dilutive capital and further financial flexibility to support Verona Pharma’s continued growth, including the planned commercial launch of ensifentrine. The debt facility replaces the existing facility of up to $150 million with an affiliate of Oxford.

Adjusted Financial Measures
Ligand reports adjusted net income and adjusted net income per diluted share in addition to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. The Company’s financial measures under GAAP include share-based compensation expense, amortization of debt-related costs, amortization related to acquisitions and intangible assets, changes in contingent liabilities, mark-to-market adjustments for amounts relating to its equity investments in public companies, excess tax benefit from share-based compensation, transaction costs, income tax affect of adjusted reconciling items and others that are listed in the itemized reconciliations between GAAP and adjusted financial measures included at the end of this press release. However, the Company does not provide reconciliations of such forward-looking adjusted measures to GAAP due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation, including adjustments that could be made for changes in contingent liabilities, changes in the market value of its investments in public companies, share-based compensation expense and the effects of any discrete income tax items. Management has excluded the effects of these items in its adjusted measures to assist investors in analyzing and assessing the Company’s past and future core operating performance. Additionally, adjusted earnings per diluted share is a key component of the financial metrics utilized by the Company’s board of directors to measure, in part, management’s performance and determine significant elements of management’s compensation.

Conference Call
Ligand management will host a conference call and webcast today beginning at 8:30 a.m. Eastern time (5:30 a.m. Pacific time) to discuss this announcement and answer questions. To participate via telephone, please dial (800) 715-9871 (North America toll-free number) using the conference ID 875533. International participants outside of Canada may use the toll number (647) 932-3411 and use the same conference ID. To participate via live or replay webcast, a link is available at www.ligand.com.

About Ligand Pharmaceuticals
Ligand is a biopharmaceutical company enabling scientific advancement through supporting the clinical development of high-value medicines. Ligand does this by providing financing, licensing our technologies or both. Our business model seeks to generate value for stockholders by creating a diversified portfolio of biotech and pharmaceutical product revenue streams that are supported by an efficient and low corporate cost structure. Our goal is to offer investors an opportunity to participate in the promise of the biotech industry in a profitable and diversified manner. Our business model is based on funding programs in mid- to late-stage drug development in return for economic rights and licensing our technology to help partners discover and develop medicines. We partner with other pharmaceutical companies to attempt to leverage what they do best (late-stage development, regulatory management and commercialization) in order to generate our revenue. Our Captisol® platform technology is a chemically modified cyclodextrin with a structure designed to optimize the solubility and stability of drugs. We have established multiple alliances, licenses and other business relationships with the world’s leading pharmaceutical companies including Amgen, Merck, Pfizer, Jazz, Takeda, Gilead Sciences and Baxter International. For more information, please visit www.ligand.com. Follow Ligand on X (f/k/a Twitter) @Ligand_LGND.

We use our investor relations website and X as a means of disclosing material non-public information and for complying with our disclosure obligations under Regulation FD. Investors should monitor our website and our X account, in addition to following our press releases, SEC filings, public conference calls and webcasts.

Forward-Looking Statements
This news release contains forward-looking statements by Ligand that involve risks and uncertainties and reflect Ligand's judgment as of the date of this release. Words such as “plans,” “believes,” “expects,” “anticipates,” and “will,” and similar expressions, are intended to identify forward-looking statements. These forward-looking statements include, without limitation, statements regarding: Ligand’s ability to expand its portfolio with life sciences royalty opportunities; the timing of clinical and regulatory events of Ligand’s partners; the timing of the initiation or completion of preclinical studies and clinical trials by Ligand and its partners; the timing of product launches by Ligand or its partners; and guidance regarding the full-year 2024 financial results. Actual events or results may differ from Ligand's expectations due to risks and uncertainties inherent in Ligand’s business, including, without limitation: Ligand relies on collaborative partners for milestone payments, royalties, materials revenue, contract payments and other revenue projections and may not receive expected revenue; Ligand may not receive expected revenue from Captisol material sales; Ligand and its partners may not be able to timely or successfully advance any product(s) in its internal or partnered pipeline or receive regulatory approval and there may not be a market for the product(s) even if successfully developed and approved; Ligand may not achieve its guidance for 2024; Ligand faces competition in acquiring royalties and locating suitable royalties to acquire; Ligand may not be able to create future revenues and cash flows through the acquisition of royalties or by developing innovative therapeutics; products under development by Ligand or its partners may not receive regulatory approval; the total addressable market for our partners’ products may be smaller than estimated; Ligand faces competition with respect to its technology platforms which may demonstrate greater market acceptance or superiority; Ligand is currently dependent on a single source sole supplier for Captisol and failures by such supplier may result in delays or inability to meet the Captisol demands of its partners; Ligand’s partners may change their development focus and may not execute on their sales and marketing plans for marketed products for which Ligand has an economic interest; Ligand’s and its partners’ products may not be proved to be safe and efficacious and may not perform as expected and uncertainty regarding the commercial performance of such products; Ligand or its partners may not be able to protect their intellectual property and patents covering certain products and technologies may be challenged or invalidated; Ligand's partners may terminate any of its agreements or development or commercialization of any of its products; Ligand and its partners may experience delays in the commencement, enrollment, completion or analysis of clinical testing for its product candidates, or significant issues regarding the adequacy of its clinical trial designs or the execution of its clinical trials, challenges, costs and charges associated with integrating acquisitions with Ligand’s existing businesses; Ligand may not be able to successfully commercialize Novan's berdazimer program and may not be able to outlicense or sell Novan's programs or assets; Ligand may not be able to successfully implement its strategic growth plan and continue the development of its proprietary programs; restrictions under Ligand's credit agreement may limit its flexibility in operating its business and a default under the agreement could result in a foreclosure of the collateral securing such obligations; changes in general economic conditions, including as a result of war, conflict or epidemic diseases and ongoing or future litigation could expose Ligand to significant liabilities and have a material adverse effect on the company. The failure to meet expectations with respect to any of the foregoing matters may reduce Ligand's stock price. Additional information concerning these and other risk factors affecting Ligand can be found in prior press releases available at www.ligand.com as well as in Ligand's public periodic filings with the Securities and Exchange Commission available at www.sec.gov. Ligand disclaims any intent or obligation to update these forward-looking statements beyond the date of this release, including the possibility of additional license fees and milestone revenues we may receive. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Other Disclaimers and Trademarks
The information in this press release regarding certain third-party products and programs, including V116, a Merck product candidate, FILSPARI, a Travere Therapeutics product, Fycompa, an Eisai Co. Ltd., product, reproxalap, an Aldeyra Therapeutics product candidate, and QTORIN, a Palvella Therapeutics product candidate, comes from information publicly released by the owners of such products and programs. Ligand is not responsible for, and has no role in, the development of such products or programs.

Ligand owns or has rights to trademarks and copyrights that it uses in connection with the operation of its business including its corporate name, logos and websites. Other trademarks and copyrights appearing in this press release are the property of their respective owners. The trademarks Ligand owns include Ligand®, Captisol® , and ZELSUVMI, a Novan product. Solely for convenience, some of the trademarks and copyrights referred to in this press release are listed without the ®, © and ™ symbols, but Ligand will assert, to the fullest extent under applicable law, its rights to its trademarks and copyrights.

Contacts

Investors:
Tavo Espinoza
investors@ligand.com
(858) 550-7766

LifeSci Advisors
Bob Yedid
bob@lifesciadvisors.com
(516) 428-8577

Media:
Kellie Walsh
media@ligand.com
(914) 315-6072

[Tables Follow]

LIGAND PHARMACEUTICALS INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Revenues:
Royalties	$22,463	$22,019	$83,910	$72,527
Captisol - Core	3,922	3,347	28,372	16,429
Captisol - COVID	—	23,533	—	88,066
Contract revenue	1,716	1,483	19,032	19,223
Total revenues	28,101	50,382	131,314	196,245
Operating costs and expenses:
Cost of Captisol	1,641	21,614	10,512	52,827
Amortization of intangibles	8,338	8,539	33,654	34,237
Research and development	5,488	9,197	24,537	36,082
General and administrative	15,992	31,131	52,790	70,062
Total operating costs and expenses	31,459	70,481	121,493	193,208
Gain on sale of Pelican	—	—	(2,121)	—
(Loss) income from operations	(3,358)	(20,099)	11,942	3,037
Gain from short-term investments	16,025	44,248	46,365	28,540
Interest income, net	1,562	783	7,055	247
Gain on derivative instruments	250	—	250	—
Other income (expense), net	2,618	(792)	(1,952)	4,187
Total other income, net	20,455	44,239	51,718	32,974
Income before income taxes	17,097	24,140	63,660	36,011
Income tax benefit (expense)	1,091	(38,674)	(9,841)	(41,230)
Net income (loss) from continuing operations	18,188	(14,534)	53,819	(5,219)
Net loss from discontinued operations	—	(2,951)	(1,665)	(28,142)
Net income (loss):	$18,188	$(17,485)	$52,154	$(33,361)

Basic net income (loss) from continuing operations per share	$1.04	$(0.86)	$3.11	$(0.31)
Basic net loss from discontinued operations per share	$—	$(0.17)	$(0.10)	$(1.67)
Basic net income (loss) per share	$1.04	$(1.04)	$3.02	$(1.98)
Shares used in basic per share calculation	17,466	16,890	17,298	16,868

Diluted net income (loss) from continuing operations per share	$1.03	$(0.86)	$3.03	$(0.31)
Diluted net loss from discontinued operations per share	$—	$(0.17)	$(0.09)	$(1.67)
Diluted net income (loss) per share	$1.03	$(1.04)	$2.94	$(1.98)
Shares used in diluted per share calculation	17,676	16,890	17,757	16,868

LIGAND PHARMACEUTICALS INCORPORATED
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited, in thousands)

	December 31, 2023	December 31, 2022
Assets
Current assets:
Cash and cash equivalents	$22,954	$45,006
Short-term investments	147,355	166,864
Accounts receivable, net	32,917	30,424
Inventory	23,969	13,294
Income tax receivable	6,395	4,614
Prepaid expenses	1,182	1,132
Other current assets	2,657	2,267
Total current assets	237,429	263,601

Deferred income taxes, net	46,062	8,530
Goodwill and other identifiable intangible assets, net	402,976	448,128
Commercial license and other economic rights, net	67,291	10,182
Operating lease right-of-use assets	6,062	10,914
Finance lease	3,393	4,095
Equity method investment in Primrose Bio	12,595	—
Other investments	35,726	3,000
Other assets	21,530	14,218
Total assets	$833,064	$762,668

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued liabilities	$14,894	$20,988
Current contingent liabilities	256	57
Current operating lease liabilities	403	670
Current finance lease liabilities	7	45
Deferred revenue	1,222	355
2023 convertible senior notes, net	—	76,695
Total current liabilities	16,782	98,810

Long-term contingent liabilities	2,942	3,456
Long-term operating lease liabilities	5,755	10,336
Long-term deferred revenue	1,444	44
Deferred income taxes, net	77,470	30,615
Other long-term liabilities	27,758	21,922
Total liabilities	132,151	165,183

Total stockholders' equity	700,913	597,485
Total liabilities and stockholders' equity	$833,064	$762,668

LIGAND PHARMACEUTICALS INCORPORATED
ADJUSTED FINANCIAL MEASURES
(Unaudited, in thousands, except per share amounts)

	Three months ended December 31,		Year ended December 31,
	2023	2022	2023	2022

Net income (loss) from continuing operations	$18,188	$(14,534)	$53,819	$(5,219)
Adjustments:
Share-based compensation expense	5,721	27,664	25,743	50,881
Finance lease impairment charge and other	—	10,821	—	10,821
Non-cash interest expense (1)	81	95	240	734
Amortization related to acquisitions and intangible assets	8,338	8,539	33,654	34,237
Amortization of commercial license and other economic rights (2)	(23)	(32)	(1,049)	(355)
Change in contingent liabilities (3)	(397)	698	(265)	(144)
Novan operating loss	5,183	—	5,520	—
Transaction costs	(210)	—	3,078	—
Gain from short-term investments	(16,025)	(44,248)	(46,365)	(28,540)
Realized gain (loss) from short-term investments	7,180	—	44,377	(288)
Gain on sale of Pelican	—	—	(2,121)	—
Credit losses and impairment charges for commercial license rights	405	—	4,519	—
Loss from equity method investment in Primrose Bio	1,761		1,829
Other (4)	(156)	1,904	530	(34)
Income tax effect of adjusted reconciling items above	816	8,093	(9,144)	(4,561)
Tax benefit related to decrease in unrecognized tax benefits (5)	(7,206)	—	(7,206)	—
Tax expense related to increase in valuation allowance (6)	—	24,799	—	24,799
Excess tax benefit (shortfall) from share-based compensation (7)	757	(267)	228	(138)
Adjusted net income from continuing operations	$24,413	$23,532	$107,387	$82,193
Realized gains from sales of VKTX stock, net of tax	(5,780)	—	(35,720)	—
Captisol - COVID gross profit, net of tax (8)	—	(10,514)	—	(40,268)
Core adjusted net income from continuing operations	$18,633	$13,018	$71,667	$41,925

Diluted per-share amounts attributable to common shareholders:
Diluted net income (loss) per share from continuing operations	$1.03	$(0.86)	$3.03	$(0.31)
Adjustments:
Share-based compensation expense	0.32	1.60	1.46	2.96
Finance lease impairment charge and other	—	0.63	—	0.63
Non-cash interest expense (1)	—	0.01	0.01	0.04
Amortization related to acquisitions and intangible assets	0.47	0.49	1.91	1.99
Amortization of commercial license and other economic rights (2)	—	—	(0.06)	(0.02)
Change in contingent liabilities (3)	(0.02)	0.04	(0.02)	(0.01)
Novan operating loss	0.29		0.31
Transaction costs	(0.01)	—	0.17	—
Loss (gain) from short-term investments	(0.91)	(2.56)	(2.63)	(1.66)
Realized gain from short-term investments	0.41	—	2.52	(0.02)
Gain on sale of Pelican	—	—	(0.12)	—
Credit losses and impairment charges for commercial license rights	0.02	—	0.26	—
Loss from equity method investment in Primrose Bio	0.10	—	0.10	—
Other (4)	—	0.10	0.04	0.01
Income tax effect of adjusted reconciling items above	0.05	0.48	(0.49)	(0.27)
Tax benefit related to decrease in unrecognized tax benefits (5)	(0.41)	—	(0.41)	—

Tax expense related to increase in valuation allowance (6)	—	1.44	—	1.44
Excess tax benefit (shortfall) from share-based compensation (7)	0.04	(0.02)	0.01	(0.01)
Adjustment for shares excluded due to anti-dilution effect on GAAP net loss	—	0.01	—	0.02
Adjusted diluted net income per share from continuing operations	$1.38	$1.36	$6.09	$4.79
Realized gains from sales of VKTX stock, net of tax	(0.33)	—	(2.03)	—
Captisol - COVID gross profit, net of tax (8)	—	(0.61)	—	(2.35)
Core adjusted diluted net income per share from continuing operations	$1.05	$0.75	$4.06	$2.44

GAAP - weighted average number of common shares - diluted	17,676	16,890	17,757	16,868
Shares excluded due to anti-dilutive effect on GAAP net loss	—	390	—	298
Diluted effect of the 2023 Notes (9)	—	—	(119)	—
Adjusted weighted average number of common shares - diluted	17,676	17,280	17,638	17,166

(1) Amounts represent non-cash debt related costs that are calculated in accordance with the authoritative accounting guidance for convertible debt instruments that may be settled in cash and for revolving credit facility.
(2) Amounts represent the amortization of commercial license and other economic rights to revenue.
(3) Amounts represent changes in fair value of contingent consideration related to CyDex and Metabasis transactions.
(4) Amounts primarily relate to restructuring costs, losses associated with our equity investment in Nucorion, gain or loss from change in fair value or derivative assets as well as gain on debt extinguishment in the prior year period.
(5) Amounts represent discrete tax benefit related to the release of FIN48 reserves associated with certain R&D tax credits during the fourth quarter of 2023 due to the lapse of applicable statute of limitation.
(6) Amounts represent discrete tax expense related to the valuation allowance established during the fourth quarter of 2022 against deferred tax asset for California research and development credits and net operating losses.
(7) Excess tax benefits from share-based compensation are recorded as a discrete item within the provision for income taxes on the consolidated statements of operations as a result of the adoption of an accounting pronouncement (ASU 2016-09) on January 1, 2017. Prior to the adoption, the amount was recognized in additional paid-in capital on the consolidated statement of stockholders' equity.
(8) Captisol - COVID gross profit, net of tax, represents gross profit, net of tax, for Captisol supplied for use in formulation with remdesivir, an antiviral treatment for COVID-19.
(9) Excluding the impact from the adoption of accounting pronouncement (ASU 2020-06) on January 1, 2022 as the Company has intended to settle the principal balance in cash. Under the standard, the Company is required to reflect the dilutive effect of the 2023 Notes by application of the if-converted method, The 2023 Notes were fully paid off on May 15, 2023, the debt maturity date.

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